Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 18, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Contango Oil & Gas Company on Form 10-K for the year ended December 31, 2018.  We consent to the incorporation by reference of said reports in the Registration Statements of Contango Oil & Gas Company on Forms S-3 (File No. 333‑215784 and File No. 333-193613) and on Forms S-8 (File No. 333-229336, File No. 333-189302 and File No. 333-170236).

/s/ GRANT THORNTON LLP

Houston, Texas

March 18, 2019